EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

iGo, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-131222, 333-112023, 333-108623, 333-108283, 333-102926, 333-99845, and 333-72172 on Form S-3 and Nos. 333-173969, 333-143651, 333-116182, 333-102990, 333-69336, and 333-47210 on Form S-8 of iGo, Inc. and subsidiaries (the Company) of our report dated April 1, 2013, with respect to the consolidated balance sheets of iGo, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended.

(signed) Moss Adams, LLP

Phoenix, Arizona

April 1, 2013